LIMITED LIABILITY COMPANY AGREEMENT

OF

EREF-MID, LLC

as of June 29, 2012

Table of Contents
                                                                  Page

1.	Purpose; Formation	1
2.	Management of the Company	1
2.1	Manager	2
2.2	Powers of Manager	2
2.3	Limitations on the Powers of Manager	2
2.4	Powers of ER	3
3.	Membership Interests; Deemed Capital Contributions	3
3.1	Membership Interests	3
3.2	Capital Contributions	3
3.3	No Withdrawals	3
3.4	No Liability for Capital Contributions	3
3.5	No Interest	3
4.	Distributions	3
4.1	General	4
4.2	Distribution Amount	4
4.3	Tax Distributions	4
5.	Transfers of Interests	4
5.1	Restrictions on Transfers	4
5.2	Conditions to Transfer	5
6.	Exculpation; Indemnification	5
6.1	Exculpation	5
6.2	Indemnification	5
6.3	Fiduciary Duties	6
6.4	Beneficiaries	6
7.	Dissolution; Liquidation	6
7.1	Dissolution	6
7.2	Liquidation and Distribution of Assets	6
8.	Accounting and Tax Matters	6
8.1	Fiscal Year	6
8.2	Books of Account	6
8.3	Tax Information	7
8.4	Tax Allocations	7
8.5	Capital Accounts	7
8.6	Allocation of Income and Gains	7
8.7	Allocation of Losses	7
8.8	Tax Matters Partner	8

9.	Representations	8
9.1	Member Representations	8
10.	Sale, Disposition or Transfer of the Securities	9
11.	Miscellaneous	9
11.1	Entire Agreement; Amendment	9
11.2	Notices	9
11.3	Governing Law	9
11.4	Submission to Jurisdiction	10
11.5	Confidentiality	10
11.6	Headings	10
11.7	Ratification	10

LIMITED LIABILITY COMPANY AGREEMENT

OF

EREF-MID, LLC

Dated as of June 29, 2012

The parties to this agreement (the “Agreement”) (referred to as the “Members”), who are all of the members of EREF-MID, LLC, a Delaware limited liability company formed on June 29, 2012 (the “Company”), are EREF Special Situations, LLC, a Delaware limited liability company (“ERSS”), East Rock Focus Fund LP, a Delaware limited partnership (“ERFF”), East Rock Simco Endowment Fund, LP, a Delaware limited partnership (“Simco”), and East Rock SCS Fund, LP, a Delaware limited partnership (“ERSCS”) (and together with ERSS, ERFF and Simco, “ER”) and Hale Fund Management, LLC, a Delaware limited liability company (“HFM”).

The Company, pursuant to the Midway Gold Corp. (“Midway”) Prospectus Supplement, dated June 26th, 2012 (the “Prospectus”), has acquired 1,953,125 Units (as defined in the Prospectus). As further described in the Prospectus, each Unit consists of one Midway common share and one-half of one transferable common share purchase warrant.  The Units, together with any other instruments, rights and securities of Midway that may be acquired by the Company from time to time, are referred to herein collectively as the “Securities”.

The following are the terms of the Company’s limited liability company agreement:

1. Purpose; Formation.  The Company shall hold the Securities, and shall conduct any activities that the Manager (as defined below) determines to be incidental to the Company’s ownership, voting or disposition of the Securities.  The Company was formed as a limited liability company under the Delaware Limited Liability Company Act, as amended from time to time (6 Del.C. §18 101, et seq.) (the “Act”), upon the filing of the Certificate of Formation of the Company with the Office of the Secretary of State of Delaware on June 29, 2012. The Manager shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all requirements for the continuation and the operation of the Company as a limited liability company under this Agreement and the Act and under all other laws of the State of Delaware and such other jurisdictions in which the Manager determines that the Company may conduct business. Each Person admitted to the Company as a Member shall promptly execute all relevant certificates and other documents as the Manager shall request.

2. Management of the Company.

2.1 Manager.  HFM shall be the manager of the Company (referred to in that capacity as the “Manager”).  The Company’s business and affairs shall be managed by or under the direction of the Manager, and none of the Members shall take part in the management or control of the Company’s activities or affairs.  Except as set forth in Section 2.3 of this Agreement, the Manager shall have sole discretion in respect of voting or making any other decisions in respect of the Securities held by the Company and such other actions as limited liability companies may engage in under the Act.  The Manager shall not be compensated by the Company for acting as Manager (except as specifically provided in this Agreement), but shall be reimbursed for all direct and reasonable out-of-pocket expenses incurred by it in performing it services under this Agreement.   Except as specifically provided in this Agreement, the Manager shall not have any duty or obligations to any Member or to take or refrain from taking any action.

2.2 Powers of Manager.  Except as set forth in Section 2.3 of this Agreement, the Manager shall have full power (in addition to the powers given to the Manager by law or by the other provisions of this Agreement), in its sole discretion, to take any action that it considers necessary or desirable in connection with the management of the Company and the operation of the Company’s business.  The powers of the Manager include the power to execute and deliver on behalf of the Company all such documents and agreements as it determines appropriate (including, but not limited to, documents and agreements relating to the voting of, consent, waiver or amendment with respect to, or sale, exchange, or other disposition of any Securities or other assets owned by the Company), and no other signature shall be required on behalf of the Company.  The Manager may appoint officers of the Company, and may engage consultants and advisors (including accountants and attorneys), as it determines necessary or desirable in connection with the management of the Company and the operation of its business including all matters relating to any of the Securities.  Any officers of the Company need not be Members of the Company, shall have the powers and duties delegated to them by the Manager, and shall serve as officers of the Company at the pleasure of the Manager.

2.3 Limitations on the Powers of Manager.  Notwithstanding any other provision of this Agreement to the contrary, the Manager shall not, directly or indirectly, undertake any of the following actions on behalf of the Company with respect to the Securities without the prior written consent of ER (which consent shall not be unreasonably withheld or delayed):

(a) consent to the issuance of additional indebtedness;

(b) agree to forbearance with respect to any Securities;

(c) agree to forgive any notes issued to the Company, to the extent such notes exist, other than as specifically provided in the documentation governing such notes;

(d) convert, exercise, or sell any Securities (other than in respect of regularly scheduled payments of interest or amortization and decisions whether to accept the same in stock or cash); or

(e) exercise any remedies available to the Company with respect to the Securities.

2.4 Powers of ER.  Notwithstanding any other provision of this Agreement to the contrary, the Manager shall with respect to the Securities, at the direction of ER, exercise any remedies available to the Company with respect to the Securities.

3. Membership Interests; Deemed Capital Contributions.

3.1 Membership Interests.  Simultaneously with the execution of this Agreement, each Member is contributing to the capital of the Company, by wire transfer of immediately available funds, the amount set forth opposite its name on Schedule A, and the Company shall be deemed to have issued to the Members, in exchange for those contributions, the number of Class A Common Units and Class B Common Units (collectively, “Common Units”) set forth opposite their names on Schedule A.  The Company shall not issue or deem to issue any membership interests after the date hereof.

3.2 Capital Contributions.  The Manager, with the consent of ER, which consent shall not be unreasonably withheld or delayed, may require the Members to make additional capital contributions to the Company on a pro rata basis (based on each Member’s initial capital contribution); provided that no Member shall be required to make additional capital contributions that in the aggregate exceed such Member’s initial capital contribution, as set forth on Schedule A.

3.3 No Withdrawals.  No Member shall be entitled to withdraw any part of its capital account (“Capital Account”) or capital contribution or to receive any distribution from the Company except as expressly provided in this Agreement.

3.4 No Liability for Capital Contributions.  No Member shall be personally liable for the return of any portion of the capital contribution of any of the Members; the return of those capital contributions shall be made solely from the Company’s assets.  No Member shall be required to pay to the Company or any other Member any deficit in its Capital Account (upon dissolution or otherwise).  No Member shall have the right to demand or receive cash or other property for its Common Units.

3.5 No Interest.  No Member shall receive any interest on its capital contributions or Capital Account.

4. Distributions.

4.1 General.  Distributions shall be made to the Members at the time or times determined by the Manager; provided that the Manager shall promptly distribute any cash received from time to time, net of any reimbursements then payable to the Manager pursuant to Section 2.1 and any reasonable reserve for such reimbursements established by the Manager with the consent of ER, which consent shall not be unreasonably withheld.

4.2 Distribution Amount.  All distributions shall be allocated as follows:

(a) first, to the holders of the Class A Common Units (in proportion to the capital contributions made by them, respectively) until each of those holders shall have received pursuant to this Section 4.2(a) the aggregate amount of the capital contributions made by it, respectively; and

(b) the balance, to the holders of the Class A Common Units and Class B Common Units (in proportion to the number of Common Units held by each of them, respectively).

4.3 Tax Distributions.  To the extent that for any fiscal year the amount of net income and gains of the Company allocated to any Member exceeds the amount of losses of the Company allocated to that Member for that and prior fiscal years reduced by the amount of net income and gains of the Company allocated to the Member for prior fiscal years, the Manager shall use reasonable efforts to cause the Company to distribute to that Member no later than April 1 of the following year, as an advance against amounts thereafter distributable to him, her or it pursuant to Section 4.2, an amount of cash equal to (a) the amount reasonably calculated by the Manager to equal the amount of the federal, state and local tax liability on that excess (based on the highest individual or corporate marginal federal income tax rate for that year and the percentage with respect to state and local income tax rates for that year that the Manager determines appropriate), less (b) the aggregate amount of prior distributions by the Company to the Member (other than distributions pursuant to this provision) not previously applied as an offset.

5. Transfers of Interests.

5.1 Restrictions on Transfers.  Except for transfers by Members to an entity that is an affiliate of that Member but subject to Section 5.2, no Member may directly or indirectly transfer all or any portion of its Common Units without the prior written approval of the Manager, which approval shall not be unreasonably withheld, conditioned or delayed.  Any purported transfer in violation of this provision shall be void.  As used in this Agreement, the term “transfer” includes any sale, exchange, assignment or gift, the creation of any security interest or other encumbrance, or any other transfer or disposition, whether voluntary or involuntary (including, but not limited to, by levy of execution or seizure under legal process or by operation of law), direct or indirect, affecting the record or beneficial ownership of the Common Units.

5.2 Conditions to Transfer.  No transfer of any Common Units in the Company shall be effective unless the transferee (a) agrees in writing to be bound by the terms of this Agreement as if the transferee were the transferring Member and (b) executes such other documents and agreements as the Manager reasonably may request.  The assignee shall pay all reasonable expenses in connection with the assignee’s admission as a Member.

6. Exculpation; Indemnification.

6.1 Exculpation.  To the extent not inconsistent with applicable law, neither the Manager nor any of its officers, directors, managers, general partners, employees or affiliates, nor any other Member or officer of the Company, shall be liable, responsible or accountable in damages or otherwise to the Company or to any Member for any action taken or for any failure to act on behalf of the Company in connection with the business or operations of the Company, unless the act or omission constituted willful misconduct.

6.2 Indemnification.  To the extent not inconsistent with applicable law, the Company shall indemnify and hold harmless the Manager and each of its officers, directors, managers, general partners, employees and affiliates, and all of the Company’s officers, from any loss, liability, damage or expense (including, but not limited to, any judgment, award or settlement and reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) arising out of (a) any acts or omissions or alleged acts or omissions in connection with their activities or the activities of any of their respective employees or agents on behalf of the Company after the date hereof or in connection with the business or operations of the Company after the date hereof and (b) any liability imposed upon any of them under any statute, rule or regulation (including, but not limited to, any statute, rule or regulation relating to environmental matters) applicable to the Company, or their respective officers, directors or employees; provided that (i) the acts or omissions or the alleged acts or omissions upon which the action or threatened action, proceeding or claim did not constitute gross negligence or willful misconduct by the indemnified party and (ii) the action or threatened action, proceeding or claim does not involve the indemnified party on the one hand and the Company on the other hand, except where the Manager has acted in good faith in what the Manager believed to be in the best interests of the Company.  Reasonable expenses incurred by any such indemnified party in connection with the matters referred to above may be paid or reimbursed by the Company in advance of the final disposition of the proceeding upon receipt by the Company of (i) a written affirmation by the indemnified party of its good faith belief that he or it met the standard of conduct necessary for indemnification by the Company and (ii) a written undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that he or it has not met that standard of conduct.

6.3 Fiduciary Duties.  Neither the Manager nor any officer of the Company shall have any fiduciary or other duty to the Company, the Members or any other stakeholder in the Company or otherwise be subject to the corporate opportunity doctrine as applied from time to time under Delaware law; provided that nothing in this Section 6.3 shall preclude liability for any act or omission constituting willful misconduct.

6.4 Beneficiaries.  The exculpation, indemnification and advancement of expenses provided by, or granted pursuant to, this Section 6 shall continue as to a person or entity that has ceased to be a Manager, officer, employee or agent and shall inure to the benefit of the executors and administrators of such a person or entity.

7. Dissolution; Liquidation.

7.1 Dissolution.  The Company shall be dissolved only upon the occurrence of one of the following events:

(a) the unanimous election of the Members to dissolve the Company; or

(b) the termination of the Company’s business as a result of the sale or other disposition by the Company of the Securities.

7.2 Liquidation and Distribution of Assets.  Upon dissolution of the Company, the Manager shall proceed to sell or liquidate the assets (to the extent feasible) within a reasonable time and, after paying or making provision for all liabilities to creditors of the Company, shall distribute the Company’s cash and other assets among the Members in accordance with Section 4.2.

8. Accounting and Tax Matters.

8.1 Fiscal Year.  The Company’s fiscal year shall be the calendar year unless changed by the Manager.

8.2 Books of Account.  Complete and accurate books of account shall be kept by the Company at its principal office (or at such other office as the Manager may designate) and the Members shall have the right to inspect those books during normal business hours on reasonable notice to the Manager.  The determinations of the Manager with respect to the treatment of any item or its allocation for federal, state or local income tax purposes shall be binding upon all Members so long as that determination is not inconsistent with any express provision of this Agreement.

8.3 Tax Information.  Not later than 90 days after the end of each fiscal year, the Manager shall furnish to each of the Members any information required by the Members to complete any income tax return that it is required to file for that year.  The Company shall also furnish tax information to the Members on an interim basis to the extent the Manager determines appropriate.

8.4 Tax Allocations.  For federal, state and local income tax purposes, all items of income, deduction, gain and loss shall be allocated among the Members on the same basis as profits are allocated and losses are charged as provided in this Section 8 and all items of credit shall be allocated among the Members in the manner provided for in the Internal Revenue Code and the applicable Treasury Regulations except that to the extent of the difference between the fair market value and the basis for federal income tax purposes of property contributed to the Company, income, gains, deductions (including depreciation and amortization) and losses with respect to that property shall be allocated among the Members in accordance with Internal Revenue Code Section 704(c)(1)(A).

8.5 Capital Accounts.  For the purpose of this Agreement, the balance of the Capital Account of each Member shall be determined on the basis of an account maintained for the Member as part of the books of account of the Company.  The amount of each Member’s Capital Account shall be equal to the aggregate amount of cash and the fair market value of property contributed to the Company by the Member, and shall be increased by the Member’s share of income and gains of the Company, and shall be decreased by (a) the aggregate amount of cash and the fair market value of any property distributed by the Company (less any liabilities assumed with respect to such distribution) to the Member and (b) the Member’s share of losses of the Company.

8.6 Allocation of Income and Gains.  The Company’s net income and gains (as determined for federal income tax purposes) for each fiscal year shall be allocated to the Members as follows:

(a) first, to the Members in proportion to their negative Capital Account balances until those balances have been eliminated; and

(b) then, to the Members in such amounts as will increase the Capital Account balance of each Member to the amount the Member would be entitled to receive under Section 4 if there were an amount available for distribution equal to the sum of (x) the aggregate Capital Account balances of the Members before the allocation pursuant to this Section 8.6(b) and (y) the amount of net income and gains to be allocated.

8.7 Allocation of Losses.  The Company’s losses (as determined for federal income tax purposes) for each fiscal year shall be allocated to the Members as follows:

(a) first, to the Members in such amount as will decrease the Capital Account balance of each Member to the amount the Member would be entitled to receive under Section 4 if there were an amount available for distribution equal to (x) the aggregate Capital Account balances of the Members before the allocation pursuant to this Section 8.7 less (y) the amount of losses to be so allocated; and

(b) then, to the Members pro rata in accordance with their holdings of Common Units.

8.8 Tax Matters Partner.  The Manager shall be the tax matters partner (within the meaning of Section 6231(a)(7) of the Internal Revenue Code) of the Company.

9. Representations.

9.1 Member Representations.  Each Member represents and warrants as to itself only that:

(a) it has full power and authority to enter into and perform this Agreement, and this Agreement constitutes a valid and binding agreement of the Member;

(b) it has acquired the Common Units for its own account, for investment only, and not with a view to the sale or distribution of those Common Units or any portion of those Common Units;

(c) it is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time (the “Securities Act”), and that an investment in the Company is speculative and involves certain risks and that the Member could lose its entire investment in the Company;

(d) it understands that the offer and sale of the Common Units have not been registered under the Securities Act or under the securities act of any state on the basis that the sale provided hereunder is exempt from the registration provisions thereof and the Common Units may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provisions of applicable state securities laws or pursuant to an applicable exemption therefrom; (ii) the Common Units must be held indefinitely and the Member must continue to bear the economic risk of the investment in the Common Units unless the offer and sale of the Common Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available; and (iii) there is no established market for the Common Units and it is not anticipated that there will be any public market in the foreseeable future; and

(e) it (i) is an informed and sophisticated purchaser, and has engaged advisors, experienced in investments in companies like Midway; (ii)  has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement (including, without limitation, reviewing copies of the filings of Midway with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time).

10. Sale, Disposition or Transfer of the Securities.  HFM shall not sell, dispose of or otherwise transfer any Securities owned or managed on a discretionary basis by HFM unless either (i) the Company has been offered the opportunity to participate pro rata in such, or a similar, sale, disposition or transfer on the same economic terms and conditions in all material respects or (ii) HFM has received the prior written consent of ER.

11. Miscellaneous.

11.1 Entire Agreement; Amendment.  This Agreement contains a complete statement of the arrangements among the Members and the Manager with respect to the Company, supersedes all prior agreements and understandings among them with respect to the Company, and may not be amended except by written agreement of the Manager and a majority in interest of the Members.  Except as otherwise provided in the preceding sentence, no amendment may change the manner in which cash is to be distributed or income is to be allocated, except with the consent of all of the Members, and no amendment that adversely affects a particular Member or Members (as distinguished from an amendment that affects all of the Members similarly), including the Manager in its capacity as such, may be made without that Member’s consent.  No amendment may be made to this Section 11.1 that eliminates the right of any Member to consent to any amendment without the consent of that Member.  Any amendment made in accordance with this Section 11.1 shall be binding upon all of the Members.

11.2 Notices.  Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered in person or sent by facsimile, one day after being sent by a major overnight courier, or four days after being mailed by registered mail, return receipt requested, to the address of such Member set forth on such Member’s signature page to this Agreement.

11.3 Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in the State of New York, except as otherwise required by the Delaware Limited Liability Company Act.

11.4 Submission to Jurisdiction.  The courts of the State of New York in New York County and the United States District Court for the Southern District of New York shall have exclusive jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, each of the parties to this Agreement submits to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with Section 11.4 or any other manner permitted by law) and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  These consents to jurisdiction shall not be deemed to confer rights on any person other than the parties to this Agreement.

11.5 Confidentiality.  In connection with the formation of the Company and its ongoing business, the Members will receive or have access to confidential proprietary information concerning the Company including, without limitation, valuations, information regarding the Company's investments, financial information, and the like which is proprietary in nature and non-public ("Confidential Information," which expression shall not include information otherwise known to any Member).  No Member, nor any Affiliate of any Member, shall disclose or cause to be disclosed any Confidential Information to any person nor use any Confidential Information for its own purposes or its own account, except in connection with its investment in the Company and except as otherwise required by any regulatory authority, law or regulation, by legal process or in connection with an audit.  Notwithstanding the foregoing, each Member (and each employee, representative, or other agent of such Member) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of: (i) the Company; and (ii) any transactions of the Company, and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure.

11.6 Headings.  The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

11.7 Ratification.  The purchase of Units on behalf of the Company by HFM is hereby authorized, ratified, approved and confirmed.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned Members set forth below have entered into this Agreement as of the date first set forth above.

Address: 10 East 53rd Street, 31st Floor New York, New York 10022	EREF SPECIAL SITUATIONS, LLC By: /s/ Graham Duncan Name: Graham Duncan Title: Man. Prin., East Rock Cap. GP, LLC
Address: 10 East 53rd Street, 31st Floor New York, New York 10022	EAST ROCK FOCUS FUND, LP By: /s/ Graham Duncan Name: Graham Duncan Title: Man. Prin., East Rock F.F. GP, LLC
Address: 10 East 53rd Street, 31st Floor New York, New York 10022	EAST ROCK SIMCO ENDOWMENT FUND, LP By: /s/ Graham Duncan Name: Graham Duncan Title: Man. Prin., East Rock Cap. GP, LLC
Address: 10 East 53rd Street, 31st Floor New York, New York 10022	EAST ROCK SCS FUND, LP By: /s/ Graham Duncan Name: Graham Duncan Title: Man. Prin., East Rock Cap. GP, LLC
Address: 570 Lexington Ave, 49th Floor New York, NY 10022	HALE FUND MANAGEMENT, LLC By: /s/ Martin Hale Jr. Name: Martin Hale Jr. Title: Managing Member